Exhibit 99.1

MSG ENTERTAINMENT PROVIDES UPDATE ON CONSTRUCTION

OF MSG SPHERE IN LAS VEGAS

MSG Entertainment to Serve as Construction Manager;

Jayne McGivern Named President of Development and Construction

AECOM to Continue Supporting Project Through New Services Agreement

Over the Next Year Team to Focus on Critical Path Construction Elements

New York, N.Y., December 17, 2020 — Madison Square Garden Entertainment Corp. (MSG Entertainment) (NYSE: MSGE) today provided an update on MSG Sphere at The Venetian, the Company’s planned state-of-the-art venue in Las Vegas, including that it has assumed the role of construction manager of the project. AECOM has transitioned from its role as general contractor to supporting MSG Sphere with a new services agreement that facilitates the company’s continued involvement through the project’s completion.

MSG Sphere Construction

MSG Entertainment, through a wholly-owned subsidiary, will manage construction of MSG Sphere in Las Vegas, with direct responsibility for strategic planning and the construction timeline, as well as management of all subcontractors.

The project will continue to be led by Jayne McGivern, who has been named President of Development and Construction. Ms. McGivern has assembled a world-class team of construction management professionals who will be responsible for driving the completion of the Las Vegas venue and retaining the knowledge gained for future MSG Sphere projects. MSG Entertainment’s internal team will direct all aspects of the project, including oversight of 30 seconded AECOM employees who will continue supporting key areas such as health and safety.

Ms. McGivern said: “We have taken significant steps to strengthen our internal construction team. This, along with valued support from AECOM, will give us greater transparency and control over the construction process, while enabling us to continue benefiting from AECOM’s expertise. MSG Sphere will be a venue unlike any other, and we believe we are well-positioned to not only advance our Las Vegas project, but also deliver on our long-term vision for MSG Sphere.”

Significant Progress

Significant progress has been made on construction of MSG Sphere in Las Vegas. Earlier this year, the superstructure reached its widest point with the completion of the venue’s sixth-level concrete ring beam, which is 490 feet wide and sits 113 feet above ground. The construction team recently completed the successful placement of two 240-ton steel girders that sit 140-feet off the ground and span the length of what will be the venue’s stage, paving the way for continued vertical construction.

Over the next year, construction efforts will focus on several of MSG Sphere’s critical path elements. Current work is being done to finish all superstructure concrete pours, which includes completing stair and elevator cores and the venue’s proscenium wall. Steel for the remaining exterior ring beams and inboard decks will then be placed, leading to the start of construction of the steel domed roof in early 2021.

As previously disclosed, MSG Entertainment expects to open MSG Sphere in Las Vegas in calendar 2023.

Jayne McGivern

Jayne McGivern joined MSG Entertainment (formerly part of The Madison Square Garden Company, which is now Madison Square Garden Sports Corp.) in 2018 and, prior to being named President of Development and Construction, served as Executive Vice President of Development and Construction. She will continue to oversee construction in Las Vegas, as well as the Company’s plans for a second MSG Sphere venue in London, which is pending necessary approvals. An established leader in global construction, Ms. McGivern has spearheaded the creation and delivery of a number of large development projects, including in her prior roles as CEO of the European Division of Multiplex plc, and Managing Director of Anschutz Entertainment Group in London, during its acquisition and redevelopment of The O2 (formerly the Millennium Dome). Ms. McGivern currently serves on the board of directors of Skanska AB, one of the world’s most prominent construction and development companies, and Cairn Homes, the leading Irish homebuilding company.

About Madison Square Garden Entertainment Corp.

Madison Square Garden Entertainment Corp. (MSG Entertainment) is a leader in live entertainment experiences. The Company presents or hosts a broad array of events in its diverse collection of venues: New York’s Madison Square Garden, Hulu Theater at Madison Square Garden, Radio City Music Hall and Beacon Theatre; and The Chicago Theatre. MSG Entertainment is also building a new state-of-the-art venue in Las Vegas, MSG Sphere at The Venetian, and has announced plans to build a second MSG Sphere in London, pending necessary approvals. In addition, the Company features the original production – the Christmas Spectacular Starring the Radio City Rockettes – and through Boston Calling Events, produces the Boston Calling Music Festival. Also under the MSG Entertainment umbrella is Tao Group Hospitality, with entertainment dining and nightlife brands including Tao, Marquee, Lavo, Avenue, Beauty & Essex and Cathédrale. More information is available at www.msgentertainment.com.

All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws including statements relating to the achievement of milestones and the expected opening date of the MSG Sphere in Las Vegas, as well as future economic and industry conditions. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties. Important factors that could cause actual results to differ materially from forward-looking statements are set forth in MSG Entertainment’s filings with the U.S. Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. MSG Entertainment disclaims any obligation to update any forward-looking statements contained herein except as required by applicable law.

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Contact:

Kimberly Kerns

EVP and Chief Communications Officer

Madison Square Garden Entertainment Corp.

212-465-6442/Kimberly.kerns@msg.com